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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 1

                               MAIL-WELL, INC

                              FEBRUARY 9, 2004
                                1:00 P.M. ET
                            HOST: MICHEL SALBAING

Operator:         Good day ladies and gentleman, and welcome to the fourth
                  quarter earnings release conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time. As a reminder, this conference is being recorded. I will now like to introduce your host for today's conference, Paul Reilly, CEO. Sir you may begin your conference.

Paul Reilly:      Thank you Adrienne. Good day ladies and gentleman and thank you for joining us today. This conference will follow our standard format. I will discuss the condition of our business after Michel Salbaing, our Chief Financial
                  Officer has given you a summary of the fourth quarter and full-year results. I want to emphasize at the outset, that this quarter just ended represents the sixth quarter in a row where the reported results show a year-over-year improvement. This is a reflection of all the right things we have been doing to increase our efficiencies and to increase our market share. After our prepared remarks, we will open up the conference for Q&A.

                  Our remarks will cover the following:

                  First, the summary of financial results attached to the press release. These results are now being reported in two segments, commercial and resale corresponding to the way our company is managed. Two, I'll review some of the highlights of 2003 and how we are changing Mail-Well into one integrated company serving it's customers with a wider array of products and services. And finally, review general guidance for 2004 emphasizing some of the drivers that could affect this guidance. Before we start, I'd like to pass the call over to Michel for the required Safe-Harbor comments and his review of the financial reports attached to the press release. Michel?

Michel Salbaing:  Thank you Paul and again good day ladies and gentlemen.
                  During the course of this conference today, we will be making certain forward-looking statements, that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risk are set out in more detail in the invitation you received to this call as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements we make today are intended to come within the SEC's Safe-Harbor with respect to such statements.

                  We turn now to the summary financial results. Today, we will be discussing our results under our new structure, which we announced in October. We have aligned our operations along customer line rather than along product line. Consequently, we now have two segments, the first and largest, accounting for a little more than 75% of our sales is the commercial segment. This segment is made up of our commercial printing operations and our envelope operations that serve our commercial direct and transactional customers. A direct sales force serves these customers. The other segment is a resale segment composed of the former printed office products group, together with our resale envelope operations. The end-user of our products is served by value-added resellers, paper merchants, super stores, etc to whom our resale segment sells its products and services. We will be issuing today an 8-K and will recap 2002 and 2003 in the new segmentation format.

                  As you can see in the financial highlights attached to the press release, as well as in the supplementary information to that press release, Mail-Well's sales in the fourth quarter of 2003 were $424.3 million, and EBITDA was $39.5 million, both are up from Q3 as expected driven by the seasonality of our business. This represents an overall 9.3% return on sales, up from 8.5% on sales


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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
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                  last quarter. This is the best profitability performance
                  since the fourth quarter of 2000. Total year EBITDA increased to $131.6 million, a $10.6 million or 9% improvement over the ongoing results last year, on essentially flat sales. In the quarter, sales were flat when excluding operations divested last year. Net income for the quarter was $5.7 million or $0.12 per share on a fully diluted basis, compared to a loss of $2.6 million last year or $0.05 per share. Last year's results included a number of negative items with principally a restructuring charge of $11.3 million. For the full-year 2003, sales were $1.7 billion, down slightly from ongoing sales in 2002 and net income was $8.4 million or $0.17 per diluted share compared to a loss of $202.1 million last year or $4.24 per share. Last year's results were impacted by significant restructuring charges and the cumulative affect of a change in accounting principle related to the impairment of goodwill. In December of 2003, we performed our annual goodwill impairment evaluation in accordance with FAS 142 and we found no need for any further adjustments to its value.

                  Let me turn now to cash flow and our capital structure. We are in full compliance with all bank covenants and our availability under the bank lines remains above $110 million. During the quarter, operating activities provided $25.8 million of cash and for the full year, they provided $59.4 million. During the year, we reduced bank borrowings by some $29 million down to $73 million and total debt was reduced by $34 million as planned. During the second quarter, we adopted Financial Accounting Standards Board Interpretation No. 46, relating to off-balance sheet treatment of variable interest entities, in our case, a synthetic lease. Upon adoption, we brought $18.6 million of debt onto the balance sheet as of the beginning of the year. Total debt at December 31, was $749 million, compared to $761 million, reported at the end of the previous quarter and $783 million at the end of last year when the synthetic lease is included in the definition of total debt.

                  Throughout the fourth quarter, our 8 3/4 sub notes traded at or above par and the 9 5/8% senior sub notes traded in the 110 to 112 range. Because the high yield market was very favorable to issuers in early January, the company decided to opportunistically go to the market at that time. The 8 3/4% sub notes having become callable in 2000
                  - December 2003, we felt it was the right decision to obtain the funds to retire that issue and replace it by one with a lower coupon. We successfully issued $320 million of 7 7/8% sub notes due in December of 2013. Not only will this rate save us interest, it protects us against the uncertainty of higher rates when we would have had to refinance those notes within a couple or three years from now.

                  The company now has a "Quasi-Permanent Debt Structure" with a first maturity of 2012 when you accept the banking (INDISCERNIBLE). During the offer process, both Moody's and S&P, reaffirmed all of our ratings with no changes to the outlook of Mail-Well's credit.

                  Now an update by segment and firstly the commercial segment. In the fourth quarter, the commercial segment continued to improve its performance sequentially in a comparable year-over-year basis. With the efforts that were put in by our supply chain management group and by continuing to improve plant efficiencies, we were able to improve EBITDA margins in the quarter to 8.5% a 280 basis points improvement, compared to the same period last year. We achieved this despite the fact that sales on a same-store basis were flat compared to last year when taking into account the assets divested. This was due to continued pricing pressures as volumes actually were up in both our print and our envelope product line.

                  For the full-year, sales were up 2.2%, again taking into account assets disposed off. This increase, of course, was fueled by our expansion into fulfillment services through the five state-of-the-art fulfillment and distribution centers we now have across the United States. But, it also comes from the expansion, however, slight it was, of our local business. This is certainly a good indication for the coming period. The EBITDA margins in the commercial segment for the full year increased significantly from ongoing 3.8% to 7.5%. This was achieved by reducing fixed manufacturing costs and administrative expenses by over $11 million. The operating income of the commercial segment

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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 3

                  increased commensurately, the restructuring expenses that we incurred in 2002 and prior are paying off well.

                  Lets now turn to the resale segment. During the fourth quarter of 2003, sales of the resale segment were down 6.2% to $97.5 million from--$95.5 million $97.5 million-- I'm sorry, from a $103.9 million in the same quarter last year. The office products sector continues to demand price reduction and traditional documents in particular had a difficult quarter, nonetheless EBITDA increased by $2.1 million to $14.8 million or 15.2% of sales. This was achieved by our ability to negotiate better material prices to the reduction in the number of our suppliers in particular. We also flexed our labor costs on a continuous basis. Sales for the year on a same store basis declined almost $19 million or 4.5%. The reduction in sales of traditional business forms to our office products distribution customers, represent 35% of that reduction. During 2003 the competition in the office products and retail markets was particularly intense. Price reduction and sales to customers we felt were unprofitable and therefore decided to forego, represent another 20% of the reduction. The rest comes from general price pressures in the market. In 2003 EBITDA margins increased to 13.7% driven by a $3 million of reductions in fixed administrative expense. The resale segment returns well above the cost of capital.

                  In summary the year 2003 has been characterized in both segments by a turnaround in the volumes available in the market. From a continuing decline in volumes, which started at the end of 2000 we have seen a stabilization and even strengthening in our markets. However, this improvement has been negatively affected by significant and continuing pricing pressures. There is still too much manufacturing capacity in our market. We were able to improve our margins through the reduction of material costs, fixed costs and administrative expense. We have continued to pay down debt and although our leverage seems to be reduced a lot more, we brought it down almost a turn during the year from 6.5 times at the end of 2002 to 5.7 times at the end of 2003 on the same store basis. I will now turn the call back to Paul.

Paul Reilly:      Thank you Michel. Let me start by highlighting some of the achievements of 2003.

                  First we met our financial commitments. Every quarter this year, we did better than in the same quarter the year before. If you add to the last two quarters of 2002, where we also did better than the corresponding quarters of 2001, this represents six quarters of year-over-year improvements in profitability. The pricing pressures that we faced during the year cost us approximately $40 million. This is a testament to our ability to deal with market dynamics that we were able to increase our profitability nonetheless. Through purchasing and operating efficiencies, we were able to counteract these negative pressures. We also improved our market shares throughout the year. For those who wonder how we can measure this in such a diffused market, we compare our consumption of the main paper grades that go into our processes with paper industry shipment data for those same grades. This data indicates our real sales growth of 1.7% while the composite market decreased 3.6%. We had to continue to reduce debt steadily. Our return on capital employed has also improved from 4.8% in 2002 to 6.4% in 2003. Our goal is to exceed our cost of capital, which is somewhere between 8% and 12% depending on whether you look at our capital structure today or a 50-50 debt to equity ratio that is a reasonable long-term goal.

                  Just as importantly for the long-term success of Mail-Well, we have made many great strides in changing the culture of the company. During the year, 1,000 of our first line managers have followed a supervisors training course, 350 managers have taken a continuous improvement quality course, 150 others have gone through sales training and we have started green belt and black belt quality training for certain employees. This is all being done through Mail-Well University. Through a process we call mobilization, we are engaging all of our employees to improve work processes, to better serve our customers. To ensure that the process is impacting positively how we conduct our business, we are conducting both employee surveys and customer surveys. These enable local



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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 4

                  management to adapt what they are doing with their employees and customers to make the process more effective. The third important achievement in 2004 - in Q4 of 2003 was to reorganize the company along customer lines. This is designed to make it easier for our customers to do business with us by offering them a one-stop shop for all the products and services Mail-Well offers. Already we can point to tangible results. A top mailer in America has signed a three-year, $20 million per year contract for the supply of envelopes and printed materials. A top tier direct mailer signed a four-year, $15 million per year contract, making us their primary supplier of envelopes and printed products. Another success story is how we have expanded our envelopes supply relationship with Starwood Hotels and Resorts Worldwide Inc. Starwood has named Mail-Well, their exclusive supplier of envelopes, printing and printed office products. We now have 22 sales people supporting this account. We had increased the relationship 5-fold in volume and in dollars.

                  Before I talk about our expectations for 2004, I want to summarize our strategy again for you and then look at some economic indicators that I, that I think are key for our near-term future. First our strategy. We summarize it internally using the acronym SOAR, -S for superior operations, O for Operating as one company, A for Aligning our people and resources with the needs of our customers and R for Replicating internal successes. The end result is measured by our ability to grow market share and grow return on capital employed. So a key to our operations in 2004 will be our continued emphasis on the integration of Mail-Well and the mobilization of our employees. Importantly also, we will continue to approach our markets, no longer with a view of selling our various products, but rather with the following value proposition. We first understand our customer's communication needs and we apply to them the solution and necessary resources to deliver customized messages and solutions. We are convinced that there are huge opportunities in printing, but to be successful we need to do things differently.

                  Let me now talk about the economic environment as I was--as it will impact the coming year. Certainly everything is pointing to a sustained growth in our economy for 2004. For what its worth all economists tend to agree on that point. Advertising spend is also seen as increasing in 2004. Moody's in one of their sector studies issued in December 2003 sees growth in the 4% to 8% range, they see this growth both in the national large markets and in the local small markets with the latter lagging somewhat behind the former. We serve both markets. General ad spending is seen growing 7% by Robert Coen of Universal McCann, part of the Inter-Public Group of companies. He also sees the total ad spend in the US to grow to $266 billion, finally back above the $248 billion expended in 2000. Within this space it is interesting to note a statistics presented by the United States postal service, which shows that in 2003, TV ad spend represents 22.6% of the total versus 24.5% in 2000, and Direct Mail represents 19.8% of the spend versus 18.1% in 2000. The United States postal service sees mail volumes up 2% in 2004 with Direct Mail surpassing transactional mail for the first time. All of these are very positive indicators for our business. There are some less positive factors, however. Over-capacity still exists in all of our businesses. In the envelop industry for instance, the Envelope Manufactures Association points to only 52% capacity utilization when measured on a 24/7 basis. With this situation, prices will continue to remain soft. At the same time paper prices are starting to trend up. In some areas, in the envelope grades in particular, the paper companies are being totally irrational. There is no room in that market for increases in cost. This will force large buyers like Mail-Well to change our procurement strategy.

                  Putting all of this together, I expect the full year 2004 EBITDA will be in the range of $135 million to $142 million. This guidance is consistent with again generating significant growth in shareholder value based on current print company market multiples. The recent issue of $320 million of 7 7.8% sub-notes, and the retirement of $300 million notes due in 2008, will also impact the first quarter net income results between the call premium and the write-off of related deferred financing costs, we will recognize a charge of some $18 million dollars, which will impact EPS by some $0.22 cents. The final determination of the impact will have to wait for the completion of the transaction.

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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 5

                  Our continued focus on working capital management and restraint on capital spending should allow us to generate approximately $40 million of free cash flow from operations in 2004. We took on $20 million of extra debt in the sub-note transaction. From this point forward, we should achieve $35 million in bank pay down for 2004.

                  So let me summarize:

                  One, 2003 was a successful year from the point of view that we met our commitments to continually improve our results. Two, we continue to reduce our debt. With our recent bond transaction neither the structure, nor the size of our debt are of immediate concern, nor an inhibitor to our further development. We will work on our leverage to enhance shareholder value. Three, in 2003 we have continued to increase market share and return on capital employed. Four, the businesses we are in, their size and how we are going to market as one company will continue to give us the opportunity to grow our top-line profitably in an increasing healthy advertising spending environment. Five, we continue to invest in our employees and in programs that will have significant benefits in the future.

                  And finally, our 2004 guidance for EBITDA growth and debt pay down is consistent with generating significant increases in shareholder value. This concludes my remarks; I will now pass the call back to Adrian, who will instruct you on how to ask any questions. Adrian?

Operator:         Thank you. If you have a question at this time, please
                  press one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. One moment for the first question. Our first question comes from Robert
                  Kirchef from CSFB.

Robert Kirchef:   Hi, gentlemen it's Bob Kirchef. Two quick questions. First of all if you said it I apologize Michel, but in the text you referred to having approximately $111 million under the current facility, I was wondering if that's changed at all since the refinancings have been completed, because I believe in the press release you referred to having $111 at year-end. And the other was sort of a larger picture question. You know it seems from the break-outs under the old methodology that envelopes have, you know, continued to be a tough area, could you give us a little bit more color, where-where you hope to see some recovery in that going forward?

Michel Salbaing:  Okay, I will take the first one and then Paul will answer the second one. As far as the availability it hasn't changed materially and if we were absolutely technical, it's because we haven't used all of the proceeds yet to pay down or to recall the existing notes. Actually availability went way up, but ignoring that part availability hasn't changed very much.

Robert Kirchef:   Okay, so the other issues are really just timing Michel?

Michel Salbaing:  That's correct.

Paul Reilly:      Hey Bob on your final point about envelopes, in fact fourth quarter was a very good quarter for our envelope division in terms of absolute EBITDA and margins, it's our best in a good deal of time. So we actually had a very strong fourth quarter in the envelope side.

Robert Kirchef:   Are the expectations near guidance going forward that
                  envelopes will continue to stay strong, I know you've gotten some new contracts and so on? Will you stay stable?

Paul Reilly:      The answer is yes.

Robert Kirchef:   Great, thanks.


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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 6

Operator:         The next question comes from Selman Akyol from Stifel
                  Nicolaus.

Selman Akyol:     Thanks, good afternoon.

Paul Reilly:      Good afternoon Selman.

Selman Akyol:     A couple of quick questions, first of all can you talk
                  about, where you guys see yourself in terms of capacity utilization by line?

Paul Reilly:      Okay, is that the first question?

Selman Akyol:     Yeah.

Paul Reilly:      It hasn't changed very much since we last talked, generally speaking our plans across each of the lines is somewhere in the plus or minus 60% range, you know, sales are getting a little bit better in units, but its obviously, if we're growing as I said in my prepared remarks, about
                  1.7 was the real growth in our business that's not making a large dent in our capacity utilization.

Selman Akyol:     Okay.  And then what's your CapEx outlook for `04?

Michel Salbaing:  We are going to spend on a cash basis somewhere in the area of $20 to $25 million dollars.

Selman Akyol:     Okay, so still pretty much minimum investments on a go
                  forward basis?

Michel Salbaing:  Yeah, except that we are taking on when it's advantageous to us, we are taking on CapEx in which we finance through operating leases. So you know the actual spend will be probably more in the area of the mid-thirty's - mid $30 million dollars. And we will be installing some new press equipment. Our strategy in the area of CapEx is really to you know acquire new equipment that allows us to shut down older equipment. The typical press strategy for instance is to buy a new press shut down two old ones, therefore saving variable cost quite significantly.

Selman Akyol:     Gotcha. In terms of the national no-call list, any
                  expectation in terms when you guys start seeing the benefits from all that? Or have you heard anything from advertisers and how they are redirecting the dollars yet?

Paul Reilly:      No, they are very, very clear on what they are stating to
                  us. They are planning and moving a portion of those dollars that they've been spending in that area back into Direct Mail. There have been signs of improvement - they're not dramatic, I can't say at this moment we see a dramatic increase, it is clearly stronger than it was a quarter ago, we are certainly looking for it to get a little bit better than it is today, but our customers are saying this is what they are going to do; I think it is a function of time not a function of if.

Selman Akyol:     Okay. Last question for now, before you guys restructured
                  into the two operating divisions which go back over a fairly long time and take a look going back you know in `99, `98, and see where your margins could actually peek at, along the printing lines and in the envelope lines, any idea where your margins could peek at now?

Paul Reilly:      They don't change any--the composite is the same exact
                  numbers and actually I think after the new 8-K is issued later on today or early tomorrow, I think you will be in a better--you will see that back a couple of years you will get a better idea, but if the ability--these businesses did approximately $190 million in EBITDA and there is no reason why that's any different because of the reorganization. I would say that our ability to get back to that level has been significantly increased by the reorganization.

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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 7

Selman Akyol:     Okay thanks very much.

Paul Reilly:      Thank you Selman.

Operator:         The next question comes from Andy Van Houten from Deutsche
                  Bank.

Andy Van Houten:  Thank you, I appreciate all the good color on the call, it's been extremely helpful. In terms of you know with the gradual economic recovery going forward, do you expect an uptick in M&A activity in the printing sector over the next 12 to 18 months?

Paul Reilly:      No Andy, I just don't know. I can only quote those people
                  that are more expert at that then we are and they are clearly saying yes. I can't say from our end that we are anticipating or planning on a significant change of our view towards that as an opportunity to grow our top line and the bottom line, but those people that practice within--within our space are saying that they see a lot of movement already, so I think the experts are saying yes.

Andy Van Houten:  Great, thank you very much.

Operator:         Again if you have a question, please press one on your
                  touch-tone telephone. The next question comes from Craig
                  Hoagland from Anderson Hoagland

Craig Hoagland:   Hello.

Paul Reilly:      Hi Craig, how are you doing?

Craig Hoagland:   Doing great. Is corporate expense at $3 million a reasonable run rate to use going forward?

Michel Salbaing:  No, I think corporate expenses have overall been in the
                  $20-$25 million dollars a year and that you know if you take the mid point that's probably the area where you should see it on an ongoing basis. What happens is that at various periods in the year, in particular in the case of corporate expense in the fourth quarter, there are true-ups of various expenses, and in this case, because we didn't perform quite as well as we expected internally, the remuneration has been down from an incentive remuneration point of view, and we also performed better on Healthcare and a variety of things, so there were some good things that happened--positive true-ups at the year-end.

Craig Hoagland:   Okay. And if you held everything still for a moment what
                  would be your quarterly interest run rate after the new notes are in place?

Michel Salbaing:  About 75 a year in total, so divide that by four, it doesn't - because we took on $20 million more long-term debt actually, the net savings is about a million a quarter. On the pure rate on the old notes it would have been three million a quarter.

Craig Hoagland:   Alright. Okay, and then turning to the capacity question
                  Paul you quoted the 52% utilization for the envelope industry on a 24/7 basis. On that same basis where do you think that capacity number needs to get before you start to regain some pricing power?

Paul Reilly:      It's difficult because every market is different, but Craig it's at least 5 points.

Craig Hoagland:   Okay, but something in the 60% area on a three-shift basis?

Paul Reilly:      That wouldn't be unusual for either one of our major
                  industries, either envelope or print industry, it does tend to get more normalized in that kind of environment.
                  It would be unfair for me to say that we--it has to get back to 80 and 90, that's not our business. There's a lot of monthly--month-to-

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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 8

                  month variations in our business, though I'm getting into--anything close to a 70 would be very good, but in the high 60's, it wouldn't make a difference.

Craig Hoagland:   Right, so you are looking for just doing the top line math or you're looking for volume increases in the 10% or 20% area?

Paul Reilly:      10. I think peoples minds and focuses would be changed; a
                  10 would make a significant difference.

Craig Hoagland:   In the price?

Paul Reilly:      Make a significant difference. People start to think about well that machine is going to get used anymore. The real key is how many people do you have manning those machines and people tend to be a lot less aggressive in pricing if they have a machine that's not being used, but it's not being manned. When that machine is being manned then people tend to aggressively attempt to use price, so they don't have to send their people home.

Craig Hoagland:   Right. Okay and then just in terms of the volume increases you are seeing, how broadly are you seeing that across the customer base?

Paul Reilly:      Broadly

Michel Salbaing:  Very broadly.

Paul Reilly:      In fact, if you look it is very broad across what is now our commercial group and that's where our major customers will be, that's where our Fortune 1000 customers would be, is in commercial and if you notice it's actually in both product lines, both major product lines within the commercial we are seeing some real growth, in that segment, in that customer segment.

Craig Hoagland:   And then, my last question is going back to your answer to
                  Selman's question about a $190 million of EBITDA peak under the same mix of businesses you have now, would you expect to hit that number at a lower revenue number than the last time around?

Paul Reilly:      Absolutely.

Craig Hoagland:   Okay. Thanks very much.

Michel Salbaing:  Hey one thing, I miss-spoke when I said $3 million reduction in interest cost per quarter, it's really those two numbers $1 and $3 million are per year.

Craig Hoagland:   Per year, okay thank you.

Operator:         The next question comes from stockholder Paul Rossi.

Paul Rossi:       Good afternoon gentlemen.

Paul Reilly:      Hi Paul.

Paul Rossi:       How are you?

Paul Reilly:      Very good.


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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                      Page 9

Paul Rossi:       Okay. Noticed that there has been a downward trend in the
                  stock just in the last couple of weeks its lost like
                  14.5% of value, is there any particular reason that's driving it downward?

Paul Reilly:      We don't know. We had no indication of the rationale
                  behind it.

Paul Rossi:       I noticed there just before the conference call though the dividend was announced?

Michel Salbaing:  No. We don't pay dividends.

Paul Rossi:       Oh I'm sorry the earnings--was that Earnings Per Share, I
                  had heard over the noon hour, I'd gotten a call from my broker?

Michel Salbaing:  That's possible but we don't discuss movements in share price or speculation by brokers.

Paul Rossi:       Okay.

Paul Reilly:      Thank you.

Paul Rossi:       Alright.

Operator:         The next question comes from Adam Spielman from PPM America.

Adam Spielman:    Thank you. If you're listening to the large commercial
                  printers who announced this week and appreciating they are in different and broader business than you but they echo your theme of higher volumes but severe pricing pressure and whereas their sales trends are similar than yours, they seem to have more profit pressure and that you have been able to keep margins stable, can you help me understand why this is and I guess as a related question, as you cycle through these cost cuts especially kind of on the SG&A line how do you foresee being able to offset the pricing pressure to maintain your profitability as communicated in your 2004 guidance?

Paul Reilly:      I have and we hadn't yet completed our analysis of
                  competition, so I cant really comment on those but I will tell you that our ability to withstand has come from raw material costs, significant reductions in administration, a lot of which was fueled by those restructuring costs that we took in the prior years, so we're seeing the benefit in a full year rollout today. Part of our culture is to continually watch up anything done and as we looked at third quarters, we were happy to see that we seem to be doing a better job than some of our competitors. But you know, that doesn't motivate us. What motivates us is to continue to grow in this bottom line. Going forward, there are still many opportunities. We got mobilization programs, it isn't just our executives who were identifying savings, we had 10,000 people who were identifying ways to better improve customer service and to better reduce our cost and the bottom line, it's working.

Adam Spielman:    And just speaking directionally, if you look at your SG&A
                  expense, is that - should we think about that as changing a lot, do you think of that is still coming down or is it stabilizing or should we think about it going up in light of higher healthcare and benefit costs?

Paul Reilly:      Certainly it's a necessity for us to offset those healthcare costs every year. It is part of being in the businesses that we are in. As we look in the long-term generally speaking, I would say that you could see your margins heightening or stabilizing and the improvements coming in the SG&A line. I think that's where we can continue to do more work.

Adam Spielman:    Thank you.

Operator:         The next question comes from Nicolas from Shanklin Capital
                  Management.

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                                                           February 09, 2004
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                                                      Host:  Michel Salbaing
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Nicolas:          Afternoon. Question on your 2004 EBITDA guidance on a
                  quarterly basis, should we expect the year-over-year trends to be consistent with the full year or are you expecting a back-end loaded year just some clarification on that?

Paul Reilly:      Certainly you know--and I'll remind--we have a business
                  that has visibility of about two weeks. So may be a month in some cases. So we're obviously a little bit - we don't want to set too many expectations on a quarterly basis and we say this given our current plans in our better understanding, we think the second and third quarters, that period, that six months, will be the year when we'll generate the most improvement versus 2003.

Nicolas: Okay, and then for the full year, could you give us a sense, I guess just directionally, what type of top line assumption is underlying the EBITDA growth for the year?

Paul Reilly:      Our assumption underlying our growth is that there is some where between zero, and 1% market growth. So build that in, you know, roughly, call it $18 million to $20 million of market share growth. We have on top of that a little over a $100 million of additional sales coming equally from the efforts of our total company selling efforts and the other parts coming from increasing our market share locally.

Nicolas:          Okay. Thanks.

Operator:         Our next question comes from Doug Kahn from JP Morgan.

Doug Kahn:        Good afternoon. Two quick questions and I guess I'm trying to get to the same issue about what 2004 is going to look like even though it's very difficult to answer that. But I guess the first one is--we heard from some other printers, about how there seems to be a trend where customers are going--starting to go after more complex types of products not necessarily putting in the larger orders but with the level of complexity they're starting to increase which might imply greater margins going forward. Can you comment on that from your personal experience?

Paul Reilly:      I can't say that I would confirm that customer trend, but
                  I can tell you it's not that I have evidence that it's different, in that I just don't have evidence supporting that. If you want to look at may be that quarterly type trend, the macro multi-year trend that we are seeing is a much greater need by our customers to be reducing the number of vendors. That is so much different than it was three years ago or even 18 months ago but that's the long term trend that we're seeing, and that's obviously good for the larger printers, I mean Mail-Well included. But that's a favorable trend for the large printer. The other trend and its actually very consistent with reducing the number of vendors -- is that they're looking for more services, those large contracts that I talked about, on two of those three will also have fulfillment services a part of that. So as vendors are looking to reduce the number of vendors -- as our customers excuse me, are looking to reduce the number of vendors, they're not only concentrating the ink on paper side of the business, but they're asking us to do other services, most notably is fulfillment. So you have it all Mail-Well and you got to manage the inventory for me as well and that just plays right into our strength. We are thrilled to death to see this trend.

Doug Kahn:        Okay, and then as a follow up to that. In terms of churn,
                  customer churn it sounds like it obviously would be getting stronger, but where does it sort of hit bottom and when and where do you see it going for this year?

Paul Reilly:      I am not convinced--I'm not been--churn is an important
                  part of a dynamic in our business and it remains to be a lot, if trend is not increasing or decreasing, clearly our ability in market share in historical numbers has come from a lot of new large customers, a lot and there is churn, in the medium and small companies with customers, we don't see that, we don't see that level of churn changing. But it's clearly a part of our business, and an opportunity. We talked about customer

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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                     Page 11

                  surveys before; we now have our employees going back examining the customer survey with the express opinion to look at reducing the churn. Reduce the churn business like Mail-Well, and we could increase our top line significantly.

Doug: So really your historical numbers are if I'm not mistaken are somewhere in the 10% to 15% per annum range and that is pretty much where you are and have been for the last year or so?

Paul Reilly:      The terms of churn?

Doug:             Customer churn yes.

Paul Reilly:      I don't think we've ever disclosed publicly our churn.

Doug:             Okay, alright, thanks very much.

Paul Reilly:      Thank you.

Operator:         The next question is a follow up from Craig Hoagland from
                  Anderson Hoagland.

Craig Hoagland:   Yeah, I was just wondering on the two direct mail accounts you mentioned earlier, is the pricing on that said in terms of raw material pass through of the spread or - can you tell us anything about the structure of those deals?

Michel Salbaing:  For the first year the prices are fixed from the material content point of view, but there is re-openers after a year.

Craig Hoagland:   Okay. Are the margins fixed?

Michel Salbaing:  The margins are up top, the more efficient we are the better the margins.

Craig Hoagland:   Okay.  Thanks very much.

Paul Reilly:      Craig I'm just going to add that's one of the advantages
                  of these contract businesses. On average they are lower margins but in the long run because you get the business, and you always get the business, you tend to be able to do more efficient over time. So we may be tight today we could be making more money down the road. That's the great advantage of getting a commitment from these customers they'll continue to give us their business.

Craig Hoagland:   Right thanks guys.

Paul Reilly:      Thank you Craig.

Operator:         Again, if you have a question, please press one. The next
                  question is from Lee Braden from Wachovia Securities.

Lee Braden:       Hi. Similar to the last question, I think in your closing
                  remarks you noted that your seeing higher paper costs and you must change your procurement strategy, could you give me an idea of how much of your, I guess, bidding process or your business, you are able to actually just pass on the cost and how much you might be having to absorb yourself?

Paul Reilly:      This is where our new segments help us a lot. If you look
                  at the commercial business, which includes the Direct Mail business, we sell--it provides promotional material, with the exception of the envelopes that go into transactional, your bill that sort of thing, the new price gets built into, I recall,

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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                     Page 12

                  because they are customers. On the transactional area it's a function of negotiation you just, you sit down with your customer. On the retail side for the vast majority particularly the office product segment, it's a different story. In that particular case, since many of our products end up in resellers catalogs, we normally commit to a price for a year out, because it's in a catalog, and those catalogs come all throughout the year. So you can say on average, and it doesn't necessarily work on averages, that your actually on average there of six months, some you got a month and some you got 11 months and some are 4 months and some are 8 months. So that sort of business you tend to be more exposed to increasing paper material costs.

Lee Braden:       Okay, about what kind of percent increases are you seeing
                  on the raw material side?

Paul Reilly:      Roughly 10.

Lee Braden:       Okay and also just to follow up on your assumptions for
                  your $40 million of free cash flow for `04, I'm just kind of back to envelope. Here I am looking at, you know, just starting with your $135 on the low end of your forecast
                  EBITDA and I think you mentioned $75 for interest and $35 for CapEx, I'm getting to a $25 number, are you assuming working capital is going to be a source or?

Paul Reilly:      Just before you do, that was Mail-Well envelope you are
                  doing that from.

Lee Braden:       This is the overall business sorry for `04.

Michel Salbaing:  The $75 interest that is the cost that I gave includes the amortization of deferred cost. So you have to add $7 or $8 million or more to that or $5 million more to that. The CapEx is not $35 but it's more in the area of $20 to $25, so you add those $15 million and then you are back with the numbers that we said.

Lee Braden:       Okay. So I guess you look at working capital being neutral and you don't expect any cash restructuring this year?

Michel Salbaing:  The cash restructuring if we have any is incorporated in our guidance and we were not, you know, we always flex our costs, we always look at what we need to do and so in the range that we have given $135 to $142 if we have plans for restructuring they're there.

Lee Braden:       Alright, thank you very much.

Operator:         The next question comes from Howard Bryorman, Deutsche
                  Asset Management.

Howard Bryorman:  Yes, thank you. There's been some discussion from television broadcast groups about targeting the direct mail advertising segment an attempt to try and, I guess, migrate some of those advertising dollars away from direct mail to the local television market and I was wondering whether you have seen any of that with any of your direct mail customers and if not, if it is too early to see any sort of trends, what's your feeling about that being a potential competitive threat?

Paul Reilly:      We've had discussions with the big Ad buyers and just call them media specifiers, and actually the longer-term trend that they are telling us will support the contrary, not that. The first trend that I would point out is one of multiple media. Increasingly they want to do both, they want to do, we'll call it cable ad and direct mail so it's the ad campaign that's sort of a combination of two. The longer-term trend is that people are pointing towards--well will have a favorable impact on direct mail is technology and I will call it TiVo, so I think you can relate to it. With the ability for people to be going through commercials it would appear that, that is going to become less effective and I think the longer trend is we may and I do not know how much but we may see some of those Ad dollars come back towards direct mail. So our trend relative to TV, and by the way the last two years that

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                                                              Mail-Well, Inc
                                                           February 09, 2004
                                                                1:00 p.m. ET
                                                      Host:  Michel Salbaing
                                                                     Page 13

                  we show you, we gave you those numbers that the TV ad is actually representing a decreased portion of the mix, we think the longer-term trend is that TV ads will be decreasing as a percent of the mix and we're hopeful that direct mail and the people in direct mail and our customers are saying that direct mail will get a portion of it. After TV, most media specifiers will tell you the next best is direct mail.

Howard Bryorman:  Okay, thank you very much.

Paul Reilly:      Thank you.

Operator:         There are no further questions.

Paul Reilly:      Good. Thank you everybody we appreciate your time and we
                  look forward to talking to you again in three months with another good report. Have a great day.

Operator:         Ladies and gentlemen thank you for participating in
                  today's conference, this concludes the program, you may now disconnect.